Exhibit 10.26

TERMINATION OF EMPLOYMENT CONTRACT AND MUTUAL RELEASE

The parties to this Termination of Employment Agreement and Mutual Release (hereinafter, the “Release Agreement”) are MOBILE MINI, INC., a Delaware corporation, and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, “Employer”) and LYNN COURVILLE (“Employee”). Employer and Employee are hereinafter individually referred to as a “Party” and collectively as the “Parties.”  This Release Agreement shall take effect on the Effective Date (as defined in Section 7 below).

RECITALS

1.Employer entered into an Employment Agreement with Employee on or about August 16, 2013, so Employee would serve as the Senior Vice President, Human Relations (as amended, and hereinafter, the “Employment Agreement”).

2.Employee’s employment shall terminate prior to the date set forth in the Employment Agreement for its termination, and the Parties desire to release each other from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.

3.Employer and Employee mutually desire to provide a transition period during which Employee will continue to advise Employer as a consultant.

CONSIDERATION AND AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.The Recitals set forth above are incorporated herein by this reference.

2.Termination of Employment/Separation Date.  Employer and Employee hereby terminate the Employment Agreement and each Party hereby releases the other Party from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.  Employee’s separation from employment with Employer is effective on February 28, 2017 (the “Separation Date”). The parties shall treat the separation as a termination “without Cause” under the Employment Agreement.

3.Consulting Period.  Effective upon the Separation Date, and following execution and non-revocation of this Release Agreement, Employee shall begin the Consulting Period. Employee will provide consulting services as reasonably requested by Employer and Employee agrees to provide all assigned duties to the reasonable satisfaction of Employer.  The “Consulting Period” shall mean the time from the Separation Date until eight (8) weeks thereafter, and for no more than eight (8) hours per week, unless terminated earlier upon request of Employee or in the sole discretion of Employer. After the Consulting Period concludes, Employer will have no obligation to provide further consulting fees to Employee, with the exception of the Severance Payment in Paragraph 4(a) of this Release Agreement.  During the Consulting Period, Employee shall be an independent contractor and shall not be entitled to any benefits (of any type), medical insurance, worker’ compensation or compensation that are available to employees of the Employer either by plan, agreement or policy.  Employer shall not withhold any taxes or other amounts from the consulting fees and Employee shall be solely responsible for the payment and reporting of any taxes.

4.Payment to Employee.  In consideration of the covenants set forth in this Release Agreement and the waiver and release of claims set forth below, and provided that the Executive does not revoke this Release Agreement, Employer shall provide Employee with the following.

(a)Employer shall pay Employee an amount equivalent to $421,754, which represents Employee’s Base Salary and the Payment Amount (as defined in the Employment Agreement) (“Severance Payment”).  $180,752 of the Severance Payment shall be paid to the Employee on the first regularly-scheduled payroll date following the sixtieth day after the Separation Date. The remaining Severance Payment shall be paid to Employee over 12 months in accordance with Employer’s regular payroll practices, commencing on the first regularly-scheduled payroll date following the sixtieth day after the Separation Date.

(b)During the Consulting Period, Employer shall compensate Employee in an amount equal to $115/hour.  Employee is eligible so long as Employee continues to be retained by Employer.  Such payments shall be made in monthly installments, in arrears.   As a consultant, Employee shall not be entitled to any benefits (of any type), medical insurance, worker’ compensation or compensation made available to employees of Employer.

(c)The parties agree that the payments set forth in Paragraphs 4(a)-(b) are in addition to any other benefits and payments to which Employee is otherwise legally entitled. Employee acknowledges and agrees that she has received payment of all compensation and benefits owed to her pursuant to her employment with Employer, and that Employer is not indebted to Employee in any amount or for any reason. Employee agrees to be solely responsible for determining the tax consequences of the payments made to her under this Release Agreement (including, without limitation, any additional taxes, interest, or penalties pursuant to Internal Revenue Code Section 409A), reporting the same to the appropriate governmental authorities, and the payment of any taxes due thereon.

(d)Any outstanding equity-based awards held by Employee on the Separation Date will vest in accordance with the terms and conditions of the Employer 2006 Equity Incentive Plan and the applicable award documents (the “Equity Documents”).  Any outstanding equity-based awards will otherwise remain subject to the terms and conditions of the Equity Documents.  For the avoidance of doubt, the Employee’s outstanding equity awards shall receive the following treatment upon a termination without “cause”:

(i)                 Time vesting equity-based awards (including restricted stock) fully vest.

(ii)               All performance goals for the performance period applicable to performance based restricted stock must continue to be satisfied (any service conditions lapse).

(iii)              All stock options (including performance-based stock options) fully vest and are immediately exercisable.  Options remain exercisable during the 90-day period following termination.

Equity-based award are payable at the time and in the form set forth in the 2006 Equity Incentive Plan or the applicable plan under which the award was granted.

(e)Employee may elect to continue receiving group medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), starting in the month after the Separation Date, in which case Employer shall pay all premium costs on a monthly basis for 12 months following the Separation Date.

5.General Release.

(a)Employee and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees hereby release, waive and forever discharge, Employer and any past, present, or future owners, shareholders, directors, officers employees, attorneys, agents, insurers, partners, predecessors and successors in interest, beneficiaries, executors, administrators, personal representatives, heirs, successors, affiliates and assigns of Employer and any other persons, firms, corporations, or entities with which Employer has been, is now, or may hereafter be affiliated (hereinafter the “Released Parties”), from any and all existing claims, demands, grievances, or lawsuits, whether known or unknown, that involve or arise from the employment relationship between Employee and Employer, or the termination of that relationship prior to the Effective Date of this Release Agreement.

Without limiting in any way the foregoing general release, this release specifically includes, but is not limited to, claims, demands, or lawsuits that arise under any of the following laws or regulations:  Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; Equal Pay Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Sarbanes-Oxley Act; the False Claims Act; the Arizona Civil Rights Act, as amended; the Arizona Employment Protection Act, as amended; Arizona wage statutes; the Arizona Medical Marijuana Act; any other federal, state, or local constitution, statute, ordinance, or regulation; or any other theory of recovery including, but not limited, to claims for breach of contract, wrongful discharge, and any tort or other claim of personal injury. Employee’s release includes any and all existing claims that in any way involve or arise from the employment relationship between Employee and Employer that exist as of the Employee’s execution of this Release Agreement, even if the facts and/or legal theories supporting those claims are unknown to Employee at this time.

(b)Employee agrees that she will not bring a lawsuit against Employer and Released Parties asserting any of the claims released in this Release Agreement. Employee acknowledges and agrees that this Release Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body with respect to any complaint or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Employee’s employment or termination with Employer.

Nothing in this Release Agreement is intended to limit or impair in any way Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any similar, federal, state or local agencies, or Employee’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, Employee waives any right to any personal recovery in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released in this Release Agreement. This Release Agreement shall not preclude Employee from bringing a charge or suit to challenge the validity or enforceability of this Release Agreement under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.) as amended by the Older Workers Benefit Protection Act.

Employee affirmatively represents that she has disclosed to Employer any and all facts of which she is aware that relate to any purported wrongdoing related to or pertaining in any way to Employer and the Released Parties and that she is not aware of any facts or allegations that have not been disclosed to Employer.  Employee also affirmatively represents that she is not aware of any claims she is not releasing through this Release Agreement

(c)Employee further affirms that Employee has received all leave (paid or unpaid) compensation, wages, bonuses, commissions and benefits that are due to Employee by Employer under the Employment Agreement and that no other leave (paid or unpaid) compensation, wages bonuses, commissions and/or benefits are due to Employee under the Employment Agreement or in connection with Employee’s employment with Employer.

(d)The waivers and releases contained herein do not waive and release any rights Employee is precluded from waiving under any applicable law, rule or regulation.

(e)Employer hereby releases, waives and forever discharges, Employee and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees of and from, any and all claims growing out of, resulting from, or connected in any way to Employee’s employment with Employer and/or Employee’s separation from employment with the Employer.

(f)As a result of and in connection with the general statements of release of claims above, the Parties intend that each Party is releasing, waiving and discharging any and all claims and demands, known or unknown, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, which each Party ever had or now has or in the future may have against the other Party, by reason of any matter, cause or thing whatsoever arising at any time up to the date of the  Effective Date of  this Release Agreement.

6.Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990. Employee acknowledges and agrees that, by entering into this Release Agreement, Employee is waiving any and all rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, arising on or before the Effective Date.  Employee further expressly agrees that:

(a)Employee is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA, but is not waiving rights or claims that may arise after the date Employee signs this Release Agreement;

(b)Employee has been given the opportunity and has in fact read this entire Release Agreement and has had all questions regarding its meaning answered to Employee’s satisfaction;

(c)Employee was advised and hereby is advised in writing to seek independent legal advice and/or counsel of Employee’s own choosing prior to the execution of this Release Agreement;

(d)Employee fully understands the contents of this Release Agreement and understands that it is a FULL WAIVER OF ALL CLAIMS against the Released Parties given in return for valuable consideration, which is in addition to anything of value to which Employee  is already entitled; and

(e)Employee enters into this Release Agreement knowingly and voluntarily in exchange for the promises referenced herein AND THAT NO OTHER REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE OR INFLUENCE EMPLOYEE’S EXECUTION OF THIS RELEASE AGREEMENT.

7.Periods for Considering and Revoking Agreement.  Employee acknowledges that she has been given at least 21 days to consider this Release Agreement. Employee agrees that, if Employee signs this Release Agreement before the end of the above 21-day period, Employee’s signature is intended to waive Employee’s right to consider the Release Agreement for 21 days. If Employee fails to sign this Release Agreement within the 21-day review period described above, this Release Agreement is withdrawn. The parties agree that Employee may revoke this Release Agreement at any time within seven (7) days after signing the Release Agreement by written notice, delivered by certified mail, to the below address. The parties acknowledge and agree that this Release Agreement is not effective or enforceable until it is returned to Employer and the 7-day revocation period has expired (“Effective Date”). Notice of revocation must be delivered in writing to Employer no later than the seventh day of the revocation period to: Christopher Miner, Senior Vice President & General Counsel, 4646 E. Van Buren, Suite 400, Phoenix, Arizona, 85008.

8.Cooperation with Employer. Employee agrees that she will cooperate with Employer on any outstanding matters that require her participation such as outstanding litigation or claims by other employees or other entities. Employee agrees that this means she will make herself reasonably available as a witness without the necessity of Employer serving a subpoena on Employee, and as a provider of information to Employer or Employer’s attorneys for such additional purposes as investigations, case discussion and preparation.

9.Non-Disparagement. Employee agrees that she will not disparage or denigrate the Employer or any of its current or former directors, officers, employees, shareholders, agents or attorneys orally or in writing.  This paragraph shall not apply to communications required by law, or that are otherwise privileged as a matter of law. Employee’s non-disparagement obligations under this paragraph do not interfere with or restrict Employee’s ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

10.Ownership of Claims/Beneficiaries.  Employee represents and warrants that no other person or entity has any interest in the claims, obligations, or damages referred to in this Release Agreement and that she has the sole right and exclusive authority to execute this Release Agreement.

11.Unauthorized Disclosure.  Employee shall not make any Unauthorized Disclosure.  For purposes of this Release Agreement, “Unauthorized Disclosure” shall mean disclosure by Employee without the consent of the Board to any person of any confidential information obtained by Employee while in the employ of Employer (including, but not limited to, any confidential information with respect to any of Employer’s customers or methods of distribution) the disclosure of which she knows or has reason to believe will be materially injurious to Employer; provided, however, that such term shall not include the disclosure by Employee, without consent, of any information known generally to the public or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by Employer.

12.Choice of Law and Venue.  The validity, construction, and interpretation of this Agreement and the rights and duties of the Parties hereto shall be subject to the laws of the State of Arizona without regard to any state conflict of law rules.  Both Employee and Employer agree to appear before and submit to the jurisdiction of the state and federal courts located nearest to Phoenix, Arizona with respect to any controversy, dispute or claim relating to this Release Agreement.

13.Medicare.  Employee affirms, covenants, and warrants she is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Release Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits.  In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply.  Employee affirms, covenants, and warrants she has made no claim for illness or injury against, nor is she aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Employee before or after the execution of this Release Agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of her knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the released parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

14.Severability.  If any provision in this Release Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the Court shall enforce the remaining provisions to the extent permitted by law.

15.Entire Agreement and Continuing Obligations.  This Release Agreement constitutes the sole and entire agreement between the Parties regarding the subject matter addressed herein, and supersedes any and all understandings and agreements that may have been reached earlier on this subject matter, with the exception of the continuing obligations outlined in this paragraph.

Employee acknowledges the continuing obligations of the following paragraphs set forth in her Employment Agreement: Paragraph 12 and Paragraph 13.  Covenant Not to Compete.  Employee agrees that she remains bound by the terms of the Covenant Not to Compete, notwithstanding the termination of her employment.

Other than those obligations specifically outlined in this Paragraph, there are no understandings, representations, or agreements other than those set forth in this Release Agreement.  No provision of this Release Agreement shall be amended, waived or modified except in writing, signed by the Parties.

16.Violation of Agreement.  Employee understands that any violation or breach of a material term of this Release Agreement by her, including, but not limited to, the continuing obligations outlined in Paragraph 15, shall give rise to a claim against her by Employer and/or Released Party for a refund of the consideration paid pursuant to this Release Agreement and shall forever release and discharge Employer and its parents, subsidiaries, affiliates, successors, and assigns from the performance of any obligations arising from this Release Agreement, including those payment obligations outlined in Paragraph 4, but shall not release Employee from performance of her obligations under this Release Agreement.

17.Attorneys’ Fees and Costs.  In any proceeding or action to enforce this Release Agreement or to recover damages arising out of its breach, the prevailing party shall be awarded its reasonable attorneys’ fees and costs.

18.Code Section 409A. The terms of this Release Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b)(9)(iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b)(9)(v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”).  Any reference in this Release Agreement to a termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder.  In the event the Release Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law.  If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a “specified employee” (as defined by Section 409A)  with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following her death.  All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year.  Nothing in this Release Agreement shall be construed as a guarantee of any particular tax treatment to Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Release Agreement, and in no event shall Employer have any responsibility or liability if this Release Agreement does not meet any applicable requirements of Section 409A.

19.Counterparts.  This Release Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.  Photocopies, PDF and/or faxed copies of original signature pages shall have the same force and effect as original signature pages.

Acknowledged and agreed to by:

LYNN COURVILLE		DATE	1/20/2017

/s/ Lynn Courville

MOBILE MINI, INC.

By:	/s/ Erik Olsson
		DATE	1/20/2017
Its:	CEO & President